                                                                  CONFORMED COPY

                               As of 3 MARCH 2000




                              MICROSOFT CORPORATION


                        LIBERTY MEDIA INTERNATIONAL, INC.


                            LIBERTY UK HOLDINGS, INC.


                                LIBERTY UK, INC.


                           TELEWEST COMMUNICATIONS PLC






================================================================================

                     THE REVISED NEW RELATIONSHIP AGREEMENT

================================================================================





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                                    CONTENTS


CLAUSE                                                                      PAGE


1.  INTERPRETATION.............................................................2

2.  CONDITIONS.................................................................9

3.  REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS...............................9

4.  DIRECTORS.................................................................11

5.  MATTERS REQUIRING CONSENT.................................................11

6.  VOTING AGREEMENT AMONG LIBERTY GROUP AND MICROSOFT GROUP..................12

7.  RESTRICTIONS ON TRANSFERS BY LIBERTY GROUP AND MICROSOFT GROUP............14

8.  RIGHTS OF FIRST REFUSAL AND CHANGE OF CONTROL.............................14

9.  SPECIFIC RIGHTS OF SHAREHOLDER GROUPS TO MAINTAIN OWNERSHIP LEVEL.........18

10. GENERAL RIGHTS OF SHAREHOLDER GROUPS TO MAINTAIN OWNERSHIP LEVEL..........26

11. SCOPE OF BUSINESS.........................................................26

12. CONTRACTUAL RESTRICTIONS..................................................26

13. GAIN RECOGNITION CONSENT REQUIREMENTS AND CONVERSION......................27

14. CITY CODE ON TAKEOVERS AND MERGERS........................................27

15. CONFIDENTIALITY...........................................................28

16. JOINT AND SEVERAL LIABILITY FOR CONTROLLED AFFILIATES.....................28

17. TERM......................................................................28

18. TERMINATION OF 2000 FIRST RELATIONSHIP AGREEMENT..........................28

19. COSTS.....................................................................29

20. FURTHER ASSURANCE.........................................................29

21. GENERAL...................................................................29

                                      (i)

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22. ASSIGNMENT................................................................30

23. NOTICES...................................................................30

24. GOVERNING LAW AND JURISDICTION............................................31

25. COUNTERPARTS..............................................................32

Schedule 1....................................................................33

SCHEDULE 2....................................................................34
      DEED OF ADHERENCE.......................................................34
SCHEDULE 3....................................................................35
      PROVISIONS PRESERVED FROM THE OLD RELATIONSHIP AGREEMENT................35


                                      (ii)

THIS REVISED NEW RELATIONSHIP AGREEMENT is dated as of 3 March 2000

BETWEEN:

(1) MICROSOFT CORPORATION, a company incorporated in Washington, whose principal place of business is at One Microsoft Way, Redmond, WA 98052 6399 (MICROSOFT);

(2) LIBERTY MEDIA INTERNATIONAL, INC., a company incorporated in Delaware, USA whose principal place of business is 9197 South Peoria Street, Englewood, Colorado 80112 USA (LIBERTY INTERNATIONAL) (formerly known as Tele-Communications International, Inc.);

(3) LIBERTY UK HOLDINGS, INC., a company incorporated in Delaware, USA whose principal place of business is 9197 South Peoria Street, Englewood, Colorado 80112 USA (LIBERTY UK HOLDINGS);

(4) LIBERTY UK, INC., a company incorporated in Colorado, USA whose principal place of business is 9197 South Peoria Street, Englewood, Colorado, 80112 USA (formerly known as United Artists Programming - Europe, Inc.) (LIBERTY UK); and

(5) TELEWEST COMMUNICATIONS PLC, a company incorporated in England and Wales (registered no. 2983307), whose registered office is at Genesis Business Park, Albert Drive, Woking, Surrey GU21 5RW, England (the COMPANY).

WHEREAS:

(A) Certain parties to this Agreement, together with (i) MediaOne International Holdings, Inc., (MEDIAONE); and (ii) MediaOne UK Cable, Inc. and MediaOne Cable Partnership Holdings, Inc. (together, the MEDIAONE SHAREHOLDERS), are parties to a relationship agreement dated 21 May 1999 (the 1999 FIRST RELATIONSHIP
AGREEMENT). The parties to this Agreement together with the MediaOne Shareholders are parties to a Revised Existing Relationship Agreement dated as of 3 March 2000 which replaces, to the extent provided in that agreement, the 1999 First Relationship Agreement (the 2000 FIRST RELATIONSHIP AGREEMENT)

(B) Microsoft has agreed, pursuant to the Microsoft MediaOne Purchase Agreement, to acquire or merge certain of its Affiliates with the MediaOne Shareholders (the Shares registered in the names of such shareholders, together with the Shares beneficially owned by them, being the MEDIAONE SHARES).


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(C) The parties have agreed that this Agreement  will, to the extent provided in this Agreement, replace the 2000 First Relationship Agreement in all respects from satisfaction of the conditions set out in Clause 2.

(D) As a condition to the closing of the Microsoft MediaOne Purchase Agreement certain of the Ordinary Shares held by an Affiliate of MediaOne Group, Inc. have been redesignated as Limited Voting Shares pursuant to resolutions passed at an Extraordinary General Meeting of the Company held on 27 October 1999.

THE PARTIES AGREE as follows:

INTERPRETATION

1.1 In this Agreement, unless indicated to the contrary:

ACT means the Companies Act 1985 (as amended);

AFFILIATE means with respect to any Person, any other Person directly or indirectly Controlling, directly or indirectly Controlled by or under direct or indirect common Control with such Person;

ADS means an American Depositary Share representing 10 Ordinary Shares;

BOARD means the board of directors of the Company;

BUSINESS DAY means any day other than a Saturday or Sunday or a public holiday in the State of Colorado, the State of Delaware or England and Wales;

CABLE TELEPHONY means any voice or data telecommunications transmission service which operates in whole or in part by cable links to subscribers' premises, is interconnected at some point to a public switched network and is intended to serve customers in the United Kingdom;

CABLE TELEVISION means any service provided to customers on a subscription or pay-per-view basis which sends sounds or visual images or both by means of cable, radio or microwave transmission systems for television reception at two or more locations, whether sent for simultaneous reception or at different times in response to subscribers' requests, including without limitation video on demand and other interactive services and other entertainment, telecommunications and information services proposed to be offered by the Company, as described in the Disclosure Documents;

CHANGE IN CONTROL means

(a) with respect to Microsoft and its Affiliates, the acquisition (whether by merger, consolidation, sale, assignment, lease, transfer or otherwise, in

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     one  transaction  or any  related  series of  transactions)  of  beneficial ownership of equity interests in Microsoft or any of its Affiliates by any Person (except pursuant to a distribution in specie, spin off, share dividend, demerger or similar transaction and other than any acquisition of beneficial ownership by Microsoft or any of its Affiliates) as a result of which such Person has the power, directly or indirectly, to direct the voting and disposition of Shares held by Microsoft and its Affiliates representing at least 15 per cent. of the outstanding Shares of the Company provided that any change in the Control of Microsoft shall not be deemed a Change in Control for the purposes of this Agreement; and

(b) with respect to Liberty International and its Affiliates, the acquisition (whether by merger, consolidation, sale, assignment, lease, transfer or otherwise, in one transaction or any related series of transactions) of beneficial ownership of equity interests in Liberty International or any of its Affiliates by any Person (except pursuant to a distribution in specie, spinoff, share dividend, demerger or similar transaction and other than any acquisition of beneficial ownership by Liberty International or any of its Affiliates) as a result of which such Person has the power, directly or indirectly, to direct the voting and disposition of Shares held by Liberty International and its Affiliates representing at least 15 per cent. of the outstanding Shares of the Company, provided that any change in the Control of TCI, Liberty Media Corporation, Liberty International or AT&T Corporation shall not be deemed a Change in Control for purposes of this Agreement.

A Change in Control shall be deemed voluntary if it is the result of a transaction agreed to by Liberty International or any of its Affiliates or by Microsoft or any of its Affiliates, as the case may be. A Change in Control shall be deemed involuntary if it is the result of actions by Persons other than Liberty or any of its Affiliates or Microsoft or any of its Affiliates, as the case may be, taken without the agreement or consent of Liberty International or any of its Affiliates or of Microsoft or any of its Affiliates, as the case may be;

CLOSING PRICE means the sale price for Ordinary Shares (i) with respect to Ordinary Shares to be offered on the London Stock Exchange, the sale price which appears on the relevant Reuters Screen for the Company as of 11:00 a.m. (London time) on a Trading Day, provided that if such Ordinary Shares do not appear on such Reuters Screen or such Reuters Screen is temporarily unavailable, the sale price with respect to the Ordinary Shares will be the last reported sale price which appears in the Official List of the London Stock Exchange on a Trading Day and (ii) with respect to Ordinary Shares to be offered on the New York Stock Exchange in the form of ADSs the last reported sale price on a Trading Day or, in case no such sale takes place on such day, the

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average of the reported closing bid and asked prices as reported on the New York
Stock Exchange Composite Tape, or, if such sales are not so reported, the reported last sale price or, if no such sale takes place on such day, the average of the reported closing bid and asked prices on the principal national securities exchange on which the ADSs are listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, on the NASDAQ National Market System (NASDAQ), or if the ADSs are not quoted on such National Market System, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected by the Board for that purpose;

CONTROL means with respect to any Person, the possession, directly or indirectly, by another Person of the power to direct or cause the direction of the management or policies of such Person, whether through equity ownership, by contract or otherwise, but a Person shall not be deemed to Control another Person solely by virtue of any veto rights granted to it as a minority equity owner or by virtue of super majority voting rights and the words CONTROLLED and CONTROLLING shall be construed accordingly;

CONTROLLED AFFILIATE means with respect to any Person, any Affiliate of such Person which is under the Control of such Person provided that each of Flextech plc, At Home Corporation and Princes Holdings Limited shall not be treated as a Controlled Affiliate of the Liberty Group;

CONTROLLING SHAREHOLDER has the same meaning as in paragraph 3.13 of Chapter 3 of the Listing Rules;

DEBENTURE CHANGE OF CONTROL means a Change of Control as defined in any of (i) the Indenture, dated as of October 3, 1995, between the Company and The Bank of New York, pursuant to which the Company issued its Senior Debentures due 2006,
(ii) the Indenture, dated as of October 3, 1995, between the Company and The Bank of New York pursuant to which the Company issued its Senior Discount Debentures due 2007, (iii) the Indenture dated as of November 9, 1998 between the Company and The Bank of New York, pursuant to which the Company issued its Senior Notes due 2008, (iv) the Indenture, dated as of February 19, 1999 between the Company and The Bank of New York, pursuant to which the Company issued its Senior Convertible Notes due 2007 (v) the Indenture, dated as of 15 April 1999, between the Company and The Bank of New York, pursuant to which the Company issued its Sterling and Dollar denominated Senior Discount Notes due 2009 in each case as in effect as at 1 October 1999 and (vi) a document governing any other indebtedness of the Company as agreed in writing in advance by Microsoft and Liberty International (the INDENTURES), provided that there shall not be deemed to be any such Change of Control if all the notes which have been issued pursuant to the Indentures referred to in (i) to (v) prior to 30 September 1999 or pursuant to

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any document referred to in (vi) shall have been redeemed,  repaid, cancelled or purchased by the Company;

DIRECTOR means a director of the Company;

DISCLOSURE DOCUMENTS means the prospectus, registration statement and listing particulars filed, distributed or used in connection with Old Telewest's initial public offering of Ordinary Shares in 1994 or in connection with the Company's acquisition of SBC CableComms and Old Telewest in 1995 or in connection with the Company's acquisition of General Cable PLC in 1998;

FAIR MARKET VALUE means as to any property, the price at which a willing seller would sell and a willing buyer would buy such property having full knowledge of the facts, in an arm's length transaction without time constraints, and without being under any compulsion to buy or sell;

FLEXTECH OFFER means the offer by the Company for all of the issued and to be issued ordinary shares in Flextech plc made on 7 March 2000;

FULLY DILUTED ORDINARY SHARES means, at any time, the Ordinary Shares in issue at such time and the Ordinary Shares which would be in issue if all options and rights outstanding for the time being to subscribe for Ordinary Shares or securities convertible into or exchangeable for Ordinary Shares (including the Limited Voting Shares) were exercisable and had been exercised and the relevant Ordinary Shares and securities issued and all securities convertible into or exchangeable for Ordinary Shares in issue (or assumed to be in issue) at such time were convertible or exchangeable and had been converted or exchanged and the relevant Ordinary Shares issued;

INDEPENDENT DIRECTORS means those Directors who are not designated by the Liberty Group or the Microsoft Group in accordance with Article 71 of the 2000 Articles and are not partners, officers or employees of, and do not have a material consultancy with, the Liberty Group or the Microsoft Group;

IPO  DOCUMENTS  means  the  prospectus,   registration   statement  and  listing
particulars filed, distributed or used in connection with Old Telewest's initial public offering of Ordinary Shares in 1994;

LIBERTY MEDIA CORPORATION, a Delaware corporation;

LIBERTY GROUP means Liberty International and its Affiliates from time to time or any Person or group of Persons within the meaning given to the expression "Liberty Group" in the 2000 Articles;

                                                                          Page 5
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LIBERTY  SHAREHOLDERS means Liberty UK Holdings and Liberty UK (whilst each is a member of the Liberty Group and a Shareholder) and/or any Shareholder who is a member of the Liberty Group for the time being;

LIMITED VOTING SHARES means the limited voting convertible ordinary shares of the Company having the rights set out in the 2000 Articles;

MICROSOFT MEDIAONE PURCHASE AGREEMENT means the merger agreement between Microsoft, MediaOne UK Cable, Inc., MediaOne Cable Partnership Holdings, Inc., MediaOne Group, Inc. and MediaOne International Inc. dated 4 October 1999;

MICROSOFT GROUP means Microsoft and its Affiliates from time to time or any Person or group of Persons within the meaning given to the expression "Microsoft Group" in the 2000 Articles;

MICROSOFT SHAREHOLDER means Microsoft and/or any Shareholder who is a member of the Microsoft Group for the time being;

2000 ARTICLES means the articles of association adopted by the Company (conditional upon Affiliates of Microsoft merging with the MediaOne
Shareholders)  in the agreed form  pursuant  to  resolution  7 at the  Company's
Extraordinary General Meeting held on 31 March 2000 (and any adjournment thereof);

2000 FIRST RELATIONSHIP AGREEMENT has the meaning given to that expression in Recital A;

OLD RELATIONSHIP AGREEMENT means the relationship agreement entered into as of 22 November 1994 by and among Old Telewest, Liberty, MediaOne and the parties to the Old Shareholders' Agreement as amended by an agreement between the same parties as of 19 June 1995 and as further supplemented by an agreement between the same parties and the Company dated 3 October 1995;

OLD SHAREHOLDERS' AGREEMENT means the shareholders' agreement dated as of 22 November 1994 by and between United Artists Cable Television UK Holdings, Inc., Liberty UK, and the MediaOne Shareholders as amended by an agreement between the same parties dated 19 June 1995 and supplemented by a further agreement between the same parties, Old Telewest and the Company dated 3 October 1995;

OLD TELEWEST means Telewest Communications Cable Limited, a company incorporated in England and Wales (registered no. 2883742) whose registered office is at Genesis Business Park, Albert Drive, Woking, Surrey GU21 5RW, England;

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ORDINARY SHARE means an ordinary share, 10p par value, of the Company, including any such share represented by an ADS;

OWNERSHIP INTEREST means, with respect to each Person owning an interest in TW Holdings, all of the interests of such Person in TW Holdings (including, without limitation, an interest in the profits and losses of TW Holdings, a capital account interest in TW Holdings and all other rights and obligations of such Person under the TW Holdings Operating Agreement);

PERCENTAGE OWNERSHIP has the meaning given to that expression in clause 9.1;

PERMITTED DEMERGER means a distribution in specie, share dividend, spin off, demerger or similar transaction resulting in one or more Affiliates of the transferor owning 80 per cent. or more of the Shares owned by the transferor's group (for such purposes meaning the Microsoft Group if a member or members of such group is or are the transferor(s) or the Liberty Group if a member or members of the Liberty Group is or are the transferor(s)) immediately prior to such transaction;

PERSON means an individual, corporation, general or limited partnership, limited or unlimited liability company, trust, association, unincorporated organisation, government or any authority, agency or body thereof, or other entity;

PRIVATE TRANSFER means the Transfer of Shares by a Shareholder in a negotiated transaction, rather than through a brokerage transaction effected on a national securities exchange, NASDAQ or the London Stock Exchange;

PRO RATA SHARES means, with respect to any Shareholder Group at any time, the number of Shares held by TW Holdings attributable to such Shareholder Group being the product rounded to the nearest whole number of (x) the sum of the number of Shares owned by TW Holdings multiplied by (y) the aggregate percentage Ownership Interest in TW Holdings, expressed as a decimal, held by members of such Shareholder Group as at such time;

PUBLIC TRANSFER means the Transfer of Shares by a Shareholder through a brokerage transaction effected on a national securities exchange, NASDAQ or the London Stock Exchange, including a Private Transfer to a broker in anticipation of a Public Transfer to be effected by that broker;

QUALIFYING GROUP has the meaning given to that expression in clause 9.1;

RELEVANT PERSON means a director, officer or employee of any of Liberty International, Microsoft or their respective Affiliates;

REQUIRED CONSENT has the meaning given to that expression in clause 5.2;

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SHAREHOLDERS  means each of Microsoft,  Liberty UK, Liberty UK Holdings and each
Person who acquires Shares and becomes a party to this Agreement by completing, executing and delivering a deed of adherence in accordance with clause 22.2, for so long as it holds any Shares or owns any Shares and remains a party to this Agreement;

SHAREHOLDER GROUP means any of the Liberty Group or the Microsoft Group;

SHARES means the Ordinary Shares and the Limited Voting Shares;

TCI means Tele-Communications, Inc., a Delaware corporation;

TELEWEST GROUP means the Company and every Person Controlled by the Company;

TRADING DAY means each Monday, Tuesday, Wednesday, Thursday and Friday other than a day on which securities are not traded on the applicable exchange or market;

TRANSFER means, in relation to any Shares, to sell, assign, pledge, grant a security interest in, or otherwise dispose of such shares or any legal or beneficial interest therein or agree to do any of the foregoing;

TW HOLDINGS means TW Holdings, L.L.C., a Colorado limited liability company;

TW HOLDINGS OPERATING AGREEMENT means the amended and restated operating agreement of TW Holdings dated 1 September 1998, as amended and restated from time to time or any other agreement entered into between the Liberty Group and the Microsoft Group (or any member or members of such Groups) concerning the operation of TW Holdings;

UNITED KINGDOM OR UK means England, Wales, Scotland and Northern Ireland, as their territories and boundaries exist on 1 September 1998; and

WIRELESS TELEPHONY means any voice or data telecommunications transmission service which operates by means of radiowave, microwave, cellular or other similar technology as part of a licensed mobile communications system or personal communications network;

1.2    In this Agreement unless indicated to the contrary, a reference to:

1.2.1 a statutory provision includes a reference to the statutory provision as modified or re-enacted or both from time to time whether before or after the date of this Agreement and any subordinate legislation made under the statutory provision whether before or after the date of this Agreement;

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1.2.2 a Person   includes   a   reference  to  that  Person's   legal   personal
representatives, successors and lawful assigns;

1.2.3 a clause  or  schedule,  unless  the   context  otherwise  requires,  is a
reference to a clause of or schedule to this Agreement; and

1.2.4 a document is a reference to that document as from time to time supplemented or varied.

1.3   The headings in this Agreement do not affect its interpretation.

1.4 Wherever this Agreement requires or permits the calculation of a number or percentage of Shares in issue held by any Shareholder or Shareholder Group such number or percentage shall include the Pro Rata Shares of that Shareholder or Shareholder Group.

CONDITIONS

2.   The provisions of this Agreement are conditional upon:

(a) this Agreement being approved by shareholders independent of MediaOne, Liberty International and Microsoft at the Company's Extraordinary General Meeting convened in connection with the approval of the Flextech Offer (or any adjournment of that meeting);

(b) Affiliates of Microsoft merging with the MediaOne Shareholders pursuant to the Microsoft MediaOne Purchase Agreement; and

(c)  the Flextech Offer becoming unconditional in all respects,

and on satisfaction of such conditions, this Agreement shall, to the extent provided herein, replace the 2000 First Relationship Agreement.

REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

3.1 Each party represents, warrants and undertakes to each other party (other than a member of the same Shareholder Group), as of the date of execution of this Agreement, as follows:

(a) it is duly organised or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation;

(b) it has full power and authority to conduct its business as currently conducted, to execute and deliver this Agreement and to carry out the transactions contemplated by this Agreement and the execution, delivery and performance by it of this Agreement and the consummation by it of

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     the  transactions  contemplated by this Agreement have been duly authorised by all necessary corporate or partnership action;

(c) the obligations expressed to be undertaken by it under this Agreement are legal, valid and binding upon it except that the validity, binding effect and the enforceability may be subject to or limited by bankruptcy, insolvency, reorganisation, moratorium and other similar laws relating to or affecting the rights of creditors generally, and subject to general principles of equity, regardless of whether considered in a proceeding at law or in equity;

(d) the execution and delivery of this Agreement by it and compliance by it with the provisions of this Agreement will not violate, result in any breach of, constitute a default under or require a consent or waiver under its certificate of incorporation, articles of incorporation, bylaws, memorandum and articles of association, operating agreement or partnership agreement, as the case may be, or any indenture, lease, agreement or instrument to which it is a party or by which it or any of its property may be bound, or under any decree, judgement, order, statute, legal principle, rule or regulation applicable to it, other than any violation, breach or default that would not have an adverse effect on the performance by it of the terms of this Agreement; and

(e) it has obtained, made or given all material authorisations, orders, approvals, consents, registrations, filings and notices required to be obtained, made or given by it from, with or to any Person with respect to entering into this Agreement.

3.2 The Company undertakes to Microsoft and Liberty International to use its best endeavours to establish as soon as reasonably practicable a block listing for such number of Ordinary Shares as may fall to be issued pursuant to the conversion of the Limited Voting Shares.

3.3 It is expressly agreed and acknowledged by the Company that nothing in this Agreement prevents Liberty International, Microsoft or their respective Affiliates from making a general offer for the Shares.

3.4 Each of Liberty International and Microsoft severally undertakes to the Company that, prior to Microsoft, Liberty International or any of their respective Affiliates purchasing any Ordinary Shares from any third party, Microsoft or Liberty International, as the case may be (on behalf of themselves and their respective Affiliates), shall notify the Company of such proposed purchase and, prior to such purchase, redesignate a sufficient number of their existing Ordinary Shares as Limited Voting Shares in accordance with the 2000 Articles to ensure that such purchase, in conjunction with such redesignation,

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will not amount to a  Debenture  Change of  Control.  Any such  notice  shall be accompanied by an opinion from leading New York counsel of at least 10 years standing (such opinion to be at the Company's expense and addressed to the Company) stating that such purchase, in conjunction with such redesignation, will not amount to a Debenture Change of Control.

DIRECTORS

4. The Directors other than the Microsoft Designated Directors or the Liberty Designated Directors (each as defined in the 2000 Articles) shall be appointed by the Board or the Company in general meeting provided that each such appointee shall be a person reasonably acceptable to the Microsoft Designated Directors for so long as the Microsoft Group is a Qualifying Group and the Liberty Designated Directors for so long as the Liberty Group is a Qualifying Group provided that, the holding of Limited Voting Shares shall not be taken into account in determining whether the Microsoft Group or the Liberty Group is a Qualifying Group for the purposes of this clause 4.

MATTERS REQUIRING CONSENT

5.1 For so long as the Microsoft Group or the Liberty Group is a 15 Per Cent. Group (as defined in clause 9.1), the Company shall not and shall procure that none of its subsidiary undertakings will do, or agree to do, any of the following things without the Required Consent and no Shareholder shall knowingly acquiesce in the doing thereof without the Required Consent:

5.1.1 any material acquisition or disposal outside the ordinary course of the business of the Telewest Group, and for these purposes an acquisition or disposal shall be deemed material and outside the ordinary course of the business of the Telewest Group if it represents a class 2 transaction under the Listing Rules of the London Stock Exchange or the Company intends in any event, or is required, to announce the acquisition or disposal;

5.1.2 incur any borrowings or indebtedness in the nature of borrowings (otherwise than under a facility or agreement entered into before 1 September
1998) which when aggregated with any borrowings or indebtedness in the nature of borrowings of the Telewest Group so incurred and outstanding at the time being (ignoring intra-group borrowings and indebtedness and borrowings or indebtedness under any facility or agreement for which the Required Consent has already been obtained) exceeds (pound)50 million or, grant any security interests in any assets which, when aggregated with other assets of the Telewest Group over which security interests are granted after this Agreement becomes unconditional (ignoring any security interests for which the Required Consent has already been obtained), together have a Fair Market Value of (pound)50 million or more, or agree to any material amendment, supplement or variation of the terms of any borrowings, indebtedness in the nature of borrowings or security interests;

5.1.3 allot or issue any shares or securities convertible into or exchangeable for shares or grant any options or rights to subscribe for shares or any such securities (other than the issue of securities to Microsoft/Liberty Media Shareholders pursuant to clause 9 and pursuant to the exercise of any option (to the extent required under its terms to be met by an issue of new shares rather than a transfer of existing shares) or the conversion or exchange of any security granted or issued prior to 15 April 1998 or with the Required Consent or the conversion of Limited Voting Shares into Ordinary Shares);

5.1.4 appoint or remove the Chief Executive Officer of the Company;  or

5.1.5 increase the number of Directors holding office for the time being beyond 16.

5.2 For the purposes of clause 5.1, REQUIRED CONSENT means prior written consent by notice to the Company from:

5.2.1 the Microsoft Group, for so long as the Microsoft Group holds or owns in aggregate 15 per cent. or more of the Shares (or, in the case of 5.1.5 only, Ordinary Shares) in issue for the time being; and

5.2.2 the Liberty Group, for so long as the Liberty Group holds or owns in aggregate 15 per cent. or more of the Shares in issue for the time being.

VOTING AGREEMENT AMONG LIBERTY GROUP AND MICROSOFT GROUP

6.1 Subject to clause 6.3 the Microsoft Shareholders and the Liberty Shareholders undertake to one another that they shall exercise the voting rights attached to the Shares owned by them and shall cause the Directors nominated by them to vote (subject to their fiduciary duties as Directors of the Company) in all matters in such manner as shall be agreed upon by the Liberty Shareholders and the Microsoft Shareholders provided that if the Liberty Shareholders or the Microsoft Shareholders (or the directors nominated by them respectively) have a conflict of interest in any matter, the particular party affected shall abstain and the others may vote on such matter as they deem appropriate.

6.2 If the Liberty Shareholders and the Microsoft Shareholders cannot agree on any matter within a period of 10 days after the matter is first presented for decision, the matter in dispute shall be referred to the Chief Executive Officers of Liberty International and of Microsoft (or other representatives designated by each of such Shareholder Groups) and the decision of such officers shall be final and binding. If those officers cannot agree on any matter presented to them prior to the earlier of the date the vote is to be taken or five days after the matter is first submitted to them, voting shall occur in such manner that would be most likely to continue the status quo, without materially increasing the Company's financial obligations or materially deviating from its approved budget and business plan.

6.3 Clauses 6.1 and 6.2 shall cease to apply if the Liberty Group or the Microsoft Group so elect by notice given to the other following the disposal by the other after the date hereof of more than 59 million Ordinary Shares (through one or more transactions) otherwise than to an Affiliate or pursuant to a Permitted Demerger.

6.4 Subject to clause 6.8, each Liberty Shareholder and Microsoft Shareholder shall exercise its voting rights attached to the Shares owned by it (and its rights under the TW Holdings Operating Agreement in respect of the voting rights attached to the Shares held by TW Holdings) and shall make reasonable efforts to ensure that (subject to their fiduciary duties) its appointees on the Board conduct themselves in such a way that:

6.4.1 the terms of this Agreement are implemented in full;

6.4.2 no amendments to the 2000 Articles shall be effected which would be contrary to the maintenance of the Company's independence from the Liberty Group and the Microsoft Group; and

6.4.3 to the extent required by the Listing Rules of the London Stock Exchange, the Company is capable at all times of carrying on its business independently of any Controlling Shareholder.

6.5 Subject to clause 6.8, each Liberty Shareholder and Microsoft Shareholder agrees with the Company not to use its voting rights attached to the Ordinary Shares owned by it or a member of the Liberty Group or the Microsoft Group (as the case may be) other than its rights arising under article 71 of the 2000 Articles (and to exercise its rights under the TW Holdings Operating Agreement in respect of the voting rights attached to the Ordinary Shares held by TW Holdings) to vote in favour of the appointment of a person to the Board who is an employee, partner or officer of, or has a material consultancy with, any member of the Liberty Group or the Microsoft Group.

6.6 Subject to clause 6.8, if any transaction, arrangement or agreement (or amendment thereto) to which the Telewest Group is a party or proposes to be a party gives rise to a conflict between the interests of the Liberty Group or the Microsoft Group and the interests of the Telewest Group, the prior approval of the Board consisting solely of the Independent Directors and the Directors appointed by the Microsoft Group (in the case of an arrangement with the

Liberty Group) or by the Liberty Group (in the case of an arrangement with the Microsoft Group) shall be required before the Telewest Group can proceed with the transaction, arrangement or agreement (or amendment thereto), as the case may be.

6.7 Subject to clause 6.8, any transactions, agreements or arrangements (including trading arrangements) between any member of the Liberty Group or the Microsoft Group and the Telewest Group shall be at arm's length on a normal commercial basis and will be subject to the prior approval of the Board consisting solely of Independent Directors and the Directors appointed by the Microsoft Group (in the case of an arrangement with the Liberty Group) or by the Liberty Group (in the case of an arrangement with the Microsoft Group).

6.8 Clauses 6.4, 6.5, 6.6 and 6.7 shall only apply for so long as the Microsoft Group and the Liberty Group taken together continue to be a Controlling Shareholder of the Company.

RESTRICTIONS ON TRANSFERS BY LIBERTY GROUP AND MICROSOFT GROUP

7.    DELIBERATELY BLANK

RIGHTS OF FIRST REFUSAL AND CHANGE OF CONTROL

8.1   RIGHTS OF FIRST REFUSAL BETWEEN THE LIBERTY GROUP AND THE MICROSOFT GROUP

8.1.1 Clauses 8.1.2 to 8.1.5 shall not apply to any Transfer by a Shareholder to an Affiliate of that Shareholder or to any Transfers pursuant to a Permitted Demerger (provided that any transferee who is or becomes a member of the same Shareholder Group as the transferor first duly completes, executes and delivers to the Company a deed of adherence in the form set out in Schedule 2).

8.1.2 Subject to clause 8.1.1, a Liberty Shareholder or Microsoft Shareholder desiring to make a Transfer of Shares (the SELLER) shall prior to the entry into of an agreement for the transfer of Shares (save for an agreement conditional upon the non-transferring shareholder not exercising its right to purchase such Shares under this clause) first make a written offer (the OFFER) to sell such Shares to the Microsoft Group or the Liberty Group (as the case may be) (the RELEVANT PURCHASER) on the same or materially similar terms and conditions on which the Seller proposes to Transfer the Shares. If the proposed Transfer is a Public Transfer, the Seller shall give notice to the Relevant Purchaser stating the number of Shares it proposes to Transfer and that such Shares will be sold to the Relevant Purchaser at a price per Share equal to the average of the Closing Prices for six Trading Days comprising the three Trading Days prior to and including the date that any notice is sent pursuant to clause 8.1.3 and the three

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Trading Days following the date of such notice.  If the proposed  Transfer is a Private Transfer, such offer shall state the price and the other terms and conditions of the proposed Transfer and shall be accompanied by a copy of the offer from the proposed transferee. The price as so determined or stated in the Seller's notice shall be the OFFER PRICE. The foregoing notwithstanding, the Seller may withdraw the Offer without liability to the Relevant Purchaser hereunder if the Offer Price, determined with respect to any Public Transfer, is less than 90 per cent. of the Closing Price on the date of the Offer (or if such date is not a Trading Day, on the immediately preceding Trading Day).

8.1.3 The Relevant Purchaser shall have the right for a period of 30 days after receipt of the Offer to elect to purchase all, but not less than all, of the Shares offered at the Offer Price (less, in case of a proposed Public Transfer, any underwriting or sales commission or discount that would have been paid in the proposed Public Transfer) by giving written notice of acceptance to the Seller within that period. If the Relevant Purchaser does not elect to purchase all the Shares offered, the Seller may Transfer the offered Shares pursuant to the terms disclosed under clause 8.1.2 which, in the case of a Private Transfer, shall be at a price equal to or greater than the Offer Price. If the offered Shares are not Transferred within 90 days after the Relevant Purchaser's option period expires, a new offer shall be made to the Relevant Purchaser before any Transfer is made.

8.1.4 If in the case of a Private Transfer, a third party's offer involves consideration other than immediate payment of cash at closing, the Relevant Purchaser may pay the Fair Market Value of such other consideration, as determined by agreement between the Seller and the Relevant Purchaser, in cash. If they cannot agree on such cash equivalent within seven days after the Relevant Purchaser gives notice of its election to purchase the offered Shares, the Relevant Purchaser may, by written notice to the Seller, initiate appraisal proceedings under clause 8.1.5 for determination of the Fair Market Value of such consideration. The Fair Market Value shall be determined without regard to income tax consequences to the Seller as a result of receiving cash in lieu of other consideration. Once the Fair Market Value is determined, (i) the Relevant Purchaser, in its sole discretion, may elect either to purchase the Shares in cash by giving notice of such election to the Seller within 10 days after receipt of the appraiser's decision or to withdraw its acceptance of the Offer, and (ii) the Seller may in its sole discretion withdraw the Offer provided that in such case it may not Transfer such Shares pursuant to the proposed Private Transfer.

8.1.5 Any appraisal of the Fair Market Value of consideration shall be made by an appraiser jointly appointed by the Liberty Group and the Microsoft Group to make such determination. If the parties fail to agree on an appraiser within 20 days after receipt of the notice requiring or permitting an appraisal of Fair

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Market Value,  each of the Liberty  Group and the Microsoft  Group shall appoint one appraiser, which shall be an investment banking firm of national repute. The two appraisers so selected shall each make an appraisal of Fair Market Value within 30 days after their selection. If such determinations vary by 20 per cent. or more of the higher determination, the two appraisers shall select a third appraiser with similar qualifications which shall make its determination of such Fair Market Value within 30 days after its selection. Such third appraiser shall not be informed of or otherwise consider the appraisals of the other two in reaching its determination. The Fair Market Value shall be the average of the two closest values if three appraisals are made or, if the determinations of the first two appraisers vary by 20 per cent. or less of the higher of such two determinations, the average of those two determinations. If any Shareholder Group fails to appoint an appraiser as required hereunder, the other Shareholder Group may refer the matter to the American Arbitration Association, which shall promptly (and, in any case, within 10 days) appoint an appraiser hereunder on behalf of the Shareholder Group failing to make such appointment. Appraisers appointed under this clause 8.1.5 shall act as experts and not as arbitrators and, absent fraud or manifest error, the determination of an appraiser or appraisers hereunder shall be binding on the parties.

8.2   CHANGE IN CONTROL OF LIBERTY INTERNATIONAL OR MICROSOFT

If at any time there is an involuntary Change in Control with respect to Microsoft and its Affiliates or Liberty International and its Affiliates, Microsoft and its Affiliates or Liberty International and its Affiliates, as the case may be, experiencing the Change in Control (the SUBJECT GROUP) shall give notice to the other group (the RESPONDING GROUP) promptly after the Subject Group becomes aware of the Change in Control. If at any time a Subject Group experiences a voluntary Change in Control, the Subject Group shall give notice to the Responding Group promptly after the terms of the Change in Control are set forth in a binding agreement. The Responding Group must within 30 days after its receipt of such notice give notice to the Subject Group either (a) consenting to the Change in Control or (b) stating the price at which the Responding Group is willing to sell all of its Shares to the Subject Group or to buy all of the Subject Group's Shares (the QUOTED PRICE). Failure to give notice of such election within the time permitted shall be deemed consent to the Change in Control. If the Responding Group notifies the Subject Group that it does not consent to the Change in Control, the Subject Group must, within 30 days after its receipt of the Responding Group's notice, give notice to the Responding Group of its election to sell all of its Shares to the Responding Group or to buy all of the Responding Group's Shares, in either case at the Quoted Price.

8.3   GENERAL TRANSFER PROVISIONS

8.3.1 The closing of the purchase of any Shares by the Liberty Group or the Microsoft Group pursuant to clause 8.1 or 8.2 shall take place at the Company's principal offices:

(a) in the case of clause 8.1, within 60 days after agreement of the price and proportions in which the Sale Shares can be transferred by the Seller pursuant to clause 8.1.2 or within 30 days after acceptance by the Seller of the offer contained in any Offer pursuant to clause 8.1.3; and

(b) in the case of clause 8.2 on a day specified by the purchaser (other than a Saturday, Sunday or day on which banking institutions in New York are required by law to be closed) which is no more than 90 days after the day of exercise of the relevant purchase option, or, if later, the date on which all necessary consents or approvals to such Transfer by governmental authorities or shareholders (where relevant) shall have been obtained. At the closing the Seller shall deliver certificates representing the Shares to be sold free and clear of any lien, charge or encumbrance, duly endorsed or accompanied by stock transfers executed in blank, and such other documents as may be reasonably necessary to effectuate the sale. The Seller shall give customary representations and warranties regarding the title of such shares to the Relevant Purchaser(s). The purchase price (to the extent payable in cash) shall be paid in cash in immediately available funds.

8.3.2 The Relevant Purchaser may rescind its notice of acceptance given pursuant to clause 8.1.3 at any time on or prior to the thirtieth day following the date on which such notice is given (but not thereafter) if (i) prior to the date of such notice of acceptance the Relevant Purchaser had sought in good faith a waiver from the Panel with respect to the application of any provision of Rule 9 of the City Code on Take-overs and Mergers which absent such waiver would require the Relevant Purchaser to offer to purchase all of the outstanding Shares, and (ii) such waiver or any shareholder approval required by the Panel has been denied (or has not been granted as of the last day of such rescission period) provided that if the Relevant Purchaser so rescinds its acceptance, the 90 day period referred to in clause 8.3.1(b) shall be extended by the number of days between the date of such acceptance and the date of rescission.

8.3.3 Notwithstanding any other provision of this clause 8, no Person may Transfer any Shares unless it has complied with all applicable legal requirements, including without limitation applicable United States federal and state securities laws. Upon the exercise by a Person of any right to acquire Shares hereunder, the parties shall use commercially reasonable efforts to obtain any necessary consents or approvals of any governmental authorities or other third parties necessary to promptly effect such Transfer.

SPECIFIC RIGHTS OF SHAREHOLDER GROUPS TO MAINTAIN OWNERSHIP LEVEL

9.1   The following definitions are used in this clause 9:

15 PER CENT. GROUP means each of the following Shareholder Groups:

(a) the Liberty Group, for so long as the Liberty Group holds 15 per cent. or more of the Shares in issue for the time being and from time to time (ignoring any Shares issued after 15 April 1998 pursuant to or for the purposes of employee share options); and

(b) the Microsoft Group, for so long as the Microsoft Group holds 15 per cent. or more of the Shares in issue for the time being and from time to time (ignoring any Shares issued after 15 April 1998 pursuant to or for the purposes of employee share options);

PERCENTAGE OWNERSHIP means:

(a) in relation to each 15 Per Cent. Group, issued Shares representing 15 per cent. of the Fully Diluted Ordinary Shares; and

(b) in relation to each 7.5 Per Cent. Group, issued Shares representing 7.5 per cent. of the Fully Diluted Ordinary Shares;

QUALIFYING GROUP means a 15 Per Cent. Group or a 7.5 Per Cent. Group;

QUALIFYING SHAREHOLDER means a Shareholder within a Qualifying Group;

RIGHTS ISSUE means an offering of Shares or securities convertible into Ordinary Shares (and, for the avoidance of doubt, Limited Voting Shares constitute such securities) or carrying the right to vote at general meetings of the Company's shareholders (whether by way of a rights issue, open offer or otherwise) to holders of Shares in the capital of the Company in proportion (as nearly as may be) to their existing holdings of Shares but subject to the Directors having a right to make such exclusions or other arrangements in connection with the offer as they deem necessary or expedient:

(a)  to deal with equity securities representing fractional entitlements; and

(b) provided that such exclusions or arrangements do not affect any Shareholder Group, to deal with legal or practical problems under the laws of, or the requirements of any recognised regulatory body or any stock exchange in, any territory;

7.5 PER CENT. GROUP means each of the following Shareholder Groups:

(a) the Liberty Group for so long as the Liberty Group holds 7.5 per cent. or more but less than 15 per cent. of the Shares in issue for the time being and from time to time (ignoring any Shares issued after 15 April 1998 pursuant to or for the purposes of employee share options); and

(b) the Microsoft Group, for so long as the Microsoft Group holds 7.5 per cent. or more but less than 15 per cent. of the Shares in issue for the time being and from time to time (ignoring any Shares issued after 15 April 1998 pursuant to or for the purposes of employee share options).

9.2 Subject to clause 5.1.3, the Company shall give notice to each Qualifying Shareholder of any proposed issuance (other than a Rights Issue for which such Qualifying Shareholder shall receive notice to be received by the shareholders generally) of Ordinary Shares or of securities convertible into or exchangeable for Ordinary Shares (and, for the avoidance of doubt, Limited Voting Shares constitute such securities) or carrying the right to vote at general meetings of the Company's shareholders which would (assuming the conversion or exchange of any such convertible securities and of the securities referred to in clause 9.3(ii)(BB)) reduce (A) the percentage of Shares owned by (i) a Qualifying Group below its Percentage Ownership, or (ii) TW Holdings and/or the Microsoft Group and/or the Liberty Group together below 50.1 per cent. of the Shares in issue for the time being (by reference to the nominal value of all Shares in issue) or
(B) the percentage of votes at a general  meeting of the Company  exercisable by
(i) a Qualifying Group below the number of votes it has based on its Percentage Ownership, or (ii) TW Holdings and/or the Microsoft Group and/or the Liberty Group together below 50.1 per cent of the total exercisable votes for the time being (a DILUTIVE ISSUE).

9.3 Without prejudice to clause 9.5, while (a) TW Holdings holds, owns or votes 50.1 per cent. or more of the Shares in issue for the time being and from time to time, or (b) TW Holdings, the Microsoft Group and the Liberty Group together hold, own or vote 50.1 per cent. or more of the Shares in issue (by reference to the nominal value of all Shares in issue) for the time being and from time to time the Microsoft Shareholders and the Liberty Shareholders (the MICROSOFT/LIBERTY SHAREHOLDERS) shall:

(i) on an issue of Ordinary Shares by the Company that would cause such holding, ownership or voting to fall below 50.1%, have the option to subscribe  for that  number  of  Ordinary  Shares  necessary  to  permit TW
     Holdings (in the case of (a) above) or TW Holdings and the Microsoft/Liberty Shareholders (in the case of (b) above) to maintain ownership of sufficient issued Shares in aggregate as will represent 50.1 per cent. of the Fully Diluted Ordinary Shares immediately following such issue and provided that, if in the opinion of leading external New York counsel of at least 10 years standing (such opinion to be obtained at the Company's expense and to be addressed to the Company) such subscription would result in a Debenture Change of Control then such option shall be an option to subscribe for Ordinary Shares to the maximum extent possible without, in the opinion of such leading New York counsel, causing such a Debenture Change of Control, with the balance of such option being a right to subscribe for Limited Voting Shares; and

(ii) on an issue of securities by the Company that are convertible into or exchangeable for Ordinary Shares or which carry the right to vote at general meetings of the Company's shareholders (and for the avoidance of doubt Limited Voting Shares constitute such securities) (each an EQUIVALENT SECURITY) that would, assuming conversion or exchange of any such Equivalent Securities, cause such holding, ownership or voting to fall below 50.1%, have the option to either:

          (AA) subscribe for that number of Equivalent Securities necessary to permit TW Holdings (in the case of (a) above) or TW Holdings and the Microsoft/Liberty Shareholders (in the case of (b) above) to maintain ownership of Shares or sufficient voting rights in aggregate as will represent 50.1 per cent. of the Fully Diluted Ordinary Shares immediately following such issue and provided that, if in the opinion of leading external New York counsel of at least 10 years standing (such opinion to be obtained at the Company's expense and to be addressed to the Company) such subscription would result in a Debenture Change of Control (either upon subscription for such Equivalent Securities or upon their conversion or exchange by TW Holdings or the Microsoft/Liberty Shareholders, as the case may be) then such option shall be an option to subscribe for such Equivalent Securities to the maximum extent possible without, in the opinion of such leading New York counsel, causing such a Debenture Change of Control, with the balance of such option being an option to subscribe for a security identical to such Equivalent Security save that on conversion or exchange, such security converts or exchanges into Limited Voting Shares rather than Ordinary Shares (such security being a LIMITED VOTING EQUIVALENT SECURITY); or

          (BB) immediately prior to the conversion or exchange of the Equivalent
          Securities   held  by   Persons   other  than  TW   Holdings   or  the
          Microsoft/Liberty Shareholders,  subscribe for that number of

          Ordinary Shares necessary to permit TW Holdings (in the case of (a) above) or TW Holdings and the Microsoft/Liberty Shareholders (in the case of (b) above) to maintain ownership or voting of sufficient issued Shares in aggregate as will represent 50.1 per cent. of the Fully Diluted Ordinary Shares immediately following such conversion or exchange and provided that, if in the opinion of leading external New York counsel of at least 10 years standing (such opinion to be obtained at the Company's expense and to be addressed to the Company) such subscription would result in a Debenture Change of Control then such option shall be an option to subscribe for Ordinary Shares to the maximum extent possible without, in the opinion of such leading New York counsel, causing such a Debenture Change of Control, with the balance of such option being a right to subscribe for Limited Voting Shares;

The Company agrees to give each of Microsoft and Liberty International 8 Trading Days' written notice of the issue of shares or securities which give rise to any option under this clause 9.3. Each of TW Holdings and/or the Microsoft/Liberty Shareholder shall, within 4 Trading Days after receipt of such notice by Microsoft and Liberty International notify the Company in writing whether, and to what extent, it wishes to exercise such option and whether it would like to subscribe any surplus Ordinary Shares, Equivalent Securities or, to the extent applicable, Limited Voting Shares or Limited Voting Equivalent Securities (as the case may be) under option but not taken up in accordance with this clause. If any Ordinary Shares, Equivalent Securities or, to the extent applicable, Limited Voting Shares or Limited Voting Equivalent Securities (as the case may be) under option under this clause in respect of a particular Dilutive Issue are not taken up in accordance with this clause the Company shall allocate such excess Ordinary Shares, Equivalent Securities or, to the extent applicable, Limited Voting Shares or Limited Voting Equivalent Securities (as the case may be) to those Microsoft/Liberty Shareholders who requested additional Ordinary Shares, Limited Voting Shares or Limited Voting Equivalent Securities or Equivalent Securities (as the case may be) and, in case of competition for such shares, pro rata to their existing holdings of Shares.

9.4   DELIBERATELY BLANK

9.5   The Qualifying Shareholders within each Qualifying Group shall:

(i) on an issue of Ordinary Shares have the option to subscribe for that number of new Ordinary Shares (in such proportions as they may agree and otherwise among them pro rata according to their respective shareholdings) necessary to permit their Qualifying Group to have ownership of sufficient issued Shares so as to maintain its Percentage Ownership immediately following a Dilutive Issue and provided that, if in the opinion of leading external New York counsel of at least 10 years standing (such opinion to be obtained at the Company's expense and to be addressed to the Company) such subscription would result in a Debenture Change of Control then such option shall be an option to subscribe for Ordinary Shares to the maximum extent possible without, in the opinion of such leading New York counsel, causing such a Debenture Change of Control, with the balance of such option being a right to subscribe for Limited Voting Shares; and

(ii) on an issue of securities by the Company that are convertible into or exchangeable for Ordinary Shares or which carry the right to vote at general meetings of the Company that would, assuming conversion or exchange of such Equivalent Securities, cause their ownership of issued Shares to fall below its Percentage Ownership, have the option to either:

     (i) subscribe for that number of Equivalent Securities (in such proportions as they may agree and otherwise among them pro rata according to their respective shareholdings) necessary to permit their Qualifying Group to have ownership of sufficient issued Shares so as to maintain its Percentage Ownership immediately following such issue assuming that the options under clause 9.3 are exercised in full and provided that, if in the opinion of leading external New York counsel of at least 10 years standing (such opinion to be obtained at the Company's expense and to be addressed to the Company) such subscription would result in a Debenture Change of Control then such option shall be an option to subscribe for Equivalent Securities to the maximum extent possible without, in the opinion of such leading New York counsel, causing such a Debenture Change of Control, with the balance of such option being a right to subscribe for Limited Voting Equivalent Securities; or

          (ii) on the conversion or exchange of the Equivalent Securities held by persons other than the Qualifying Shareholders, subscribe for that number of Ordinary Shares necessary to permit the Qualifying Shareholders to have ownership of sufficient issued Shares in aggregate so as to maintain its Percentage Ownership immediately following such conversion or exchange provided that, if in the opinion of leading external New York counsel of at least 10 years standing (such opinion to be obtained at the Company's expense and to be addressed to the Company) such subscription would result in a Debenture Change of Control then such option shall be an option to subscribe for Ordinary Shares to the maximum extent possible without, in the opinion of such leading New York counsel, causing such a Debenture Change of Control, with the balance of such option being a right to subscribe for Limited Voting Shares.

The Company agrees to give each Qualifying Shareholder 8 Trading Days' written notice of the issue of shares or securities which give rise to any option under this clause 9.5. Each Qualifying Shareholder shall, within 4 Trading Days after receipt of such notice, notify the Company in writing whether, and to what extent, it wishes to exercise such option, which may be exercised in full or in part.

9.6 Prior to exercising their rights under clauses 9.3 or 9.5 the Microsoft Group and the Liberty Group agree with each other to consult each other and, if the exercise of their rights to the desired extent may have implications under Rule 9 of the City Code on Takeovers and Mergers, to consult the Panel. If within 7 Trading Days of receipt of notice from the Company of the proposed issue of such securities the Panel has not granted or has denied a waiver of all requirements under Rule 9 for the Liberty Group or the Microsoft Group to make a mandatory offer as a result of the exercise of their rights under clauses 9.3, or 9.5 or any shareholder approval required by the Panel has not been granted or has been denied and both the Microsoft Group and the Liberty Group wish to exercise their rights under clauses 9.3 or 9.5 to an extent which in aggregate would trigger the requirement for a mandatory offer under Rule 9, unless Liberty International and Microsoft otherwise agree, the Liberty Group and the Microsoft Group shall exercise their rights under clauses 9.3 or 9.5 only to the maximum extent practicable without triggering any requirement under Rule 9 for a mandatory offer and, in case of competition, pro rata to their then existing holdings of Shares.

9.7 Any Shares subscribed for by a Qualifying Shareholder, TW Holdings and/or the Microsoft/Liberty Shareholders pursuant to clause 9.3(i) or 9.5(i) shall be subscribed for in cash at a price per Share equal to the average Closing Price for the 10 consecutive Trading Days ending on the Trading Day on which TW Holdings and/or the Microsoft/Liberty Shareholders give notice to the Company as to their intentions under clause 9.3 or 9.5, as applicable. Such Shares shall be issued immediately before the issue of Ordinary Shares which gave rise to the option described in this clause 9.

9.8 Any Shares subscribed for by TW Holdings and/or the Microsoft/Liberty Shareholders pursuant to clause 9.3(ii)(BB) or 9.5(ii)(ii) shall be subscribed in cash at a price per Share equal to the average Closing Price for the 10 consecutive Trading Days ending on the Trading Day falling two Trading Days prior to the date of issue of the Ordinary Shares arising from the conversion/exchange of the Equivalent Securities that gave rise to TW Holdings' and/or the Microsoft/Liberty Shareholders' right to subscribe. Such Shares shall be issued immediately before the issue of the Ordinary Shares which gave rise to the option arising on conversion/exchange of the Equivalent Securities.

9.9 Any Equivalent Securities or Limited Voting Equivalent Securities subscribed for by TW Holdings and/or the Microsoft/Liberty Shareholders pursuant to clause 9.3(ii)(AA) or 9.5(ii)(i) shall be subscribed in cash at a price per Equivalent Security or Limited Voting Equivalent Security equal to the subscription price of the Equivalent Securities to third party investors at the time of their issue.

9.10 The Company will seek statutory authority to allot Shares (pursuant to section 80 of the Act) and for the disapplication of the statutory pre-emption rights (pursuant to section 95 of the Act) in accordance with existing ABI guidelines and hereby agrees to use its reasonable endeavours to renew any and every such statutory authority to allot and for the disapplication of the pre-emption rights thereafter for so long as the Company is obligated by the anti-dilution provisions of this clause 9. The Company further undertakes that it shall only increase the Fully Diluted Ordinary Shares if thereafter there is sufficient authorised but unissued share capital for the Company to comply with its obligations pursuant to this clause 9 and also only if there are outstanding and valid a statutory authority to allot (pursuant to section 80 of the Act) and a disapplication of the statutory pre-emption rights (pursuant to section 95 of the Act) in respect of sufficient Shares for the Company to comply with its obligations under this clause. The Shareholders undertake to each other and to the Company to vote in favour of any such proposed resolutions.

9.11 The Company shall use all reasonable efforts to ensure that all Ordinary Shares issued pursuant to this clause 9 are admitted to the Official List by the London Stock Exchange.

9.12 Microsoft, Liberty International and TW Holdings agree that, if as a result of the conversion of the Company's outstanding 5.4% senior convertible notes due 2007, TW Holdings and/or the Microsoft/Liberty Shareholders become entitled to exercise their option to subscribe for Shares under clause 9.3(ii) (in relation to the threshold referred to in that clause), they shall seek to satisfy their right to subscribe for such shares by purchasing Ordinary Shares in the market and shall only exercise such option to the extent that such purchases are not possible either (i) at or close to the price per share that would be payable on exercise of their options in clause 9, (ii) without incurring an obligation to make a mandatory cash offer for the Company under Rule 9 or (iii) because in the opinion of leading New York counsel of at least 10 years standing (such opinion to be obtained at the Company's expense and to be addressed to the Company and to the parties exercising such option) such purchase would result in a Debenture Change of Control, provided always that this clause 9.12 shall not apply to a conversion of such notes that would cause a Qualifying Shareholder's Qualifying Group to cease being a 15 Per Cent. Group or a 7.5 Per Cent. Group, as applicable.

9.13 The parties agree that if the Flextech Offer becomes unconditional in all respects each of TW Holdings, the Microsoft Group and the Liberty Group shall be entitled to exercise their rights under clause 9.3 on the same day on which Telewest issues Ordinary Shares by way of consideration under the Flextech Offer and any Dilutive Issue in connection with the Flextech Offer shall be deemed to take place at each time when Telewest so issues Ordinary Shares under the Flextech Offer.

9.14 In the event that TW Holdings and/or the Microsoft/Liberty Shareholders do not exercise their rights arising from the Flextech Offer under Clause 9.3 so as to maintain their ownership of sufficient issued Shares in aggregate as represent 50.1 per cent. of the Fully Diluted Ordinary Shares following the issue of all Shares pursuant to the Flextech Offer or in the event that this Agreement is entered into or becomes unconditional after such Dilutive Issue(s) has or have taken place, solely for the purpose of determining the rights of the Microsoft Group and the Microsoft Shareholders under this clause 9, then this clause 9 shall, following such event, be deemed to have been amended so that the figure of 50.1 per cent. wherever referred to in this clause 9 shall be the percentage which the Shares that TW Holdings, the Microsoft Group and the Liberty Group shall hold or own as at the date the Flextech Offer becomes unconditional in all respects (assuming completion of the MediaOne Merger Agreement and after taking into account any Shares which the Liberty Group may acquire pursuant to the Flextech Offer and any Ordinary Shares (acquired by MediaOne under the Flextech Offer) which Microsoft may acquire from MediaOne and any Shares which Microsoft may acquire by virtue of exercising anti-dilution rights under the 2000 First Relationship Agreement) represent to the Fully Diluted Ordinary Shares as enlarged by the number of Ordinary Shares which may from time to time be issued pursuant to the Flextech Offer (and the provisions of Part XIII A of the Act in consequence of the Flextech Offer) and any other Dilutive Issue occurring after 16 December 1999 and prior to the date the Flextech Offer becomes or is declared unconditional in all respects (or, if later, but subject to the Rules of the City Code, prior to the date when this Agreement becomes unconditional). Neither the Liberty Group nor the Liberty Shareholders nor TW Holdings shall be deemed to acquire any rights as a result of this clause 9.14.

9.15 Microsoft or Liberty International, as the case may be, shall remit the subscription moneys due to the Company in respect of any Shares, Equivalent Securities or Limited Voting Equivalent Securities subscribed by it pursuant to this clause against the issue to it of the relevant securities or, as the case may be, the crediting thereof to a relevant CREST account.

GENERAL RIGHTS OF SHAREHOLDER GROUPS TO MAINTAIN OWNERSHIP LEVEL

10. The Company agrees to use its best efforts, consistent with the interests of shareholders generally, to ensure that any issuance of Shares is done in a manner that provides each Shareholder Group with an opportunity to acquire additional Shares of the same class in amounts necessary from time to time to enable them to maintain their percentage Share ownership in the Company. The Company shall apply for all such Ordinary Shares to be admitted to the Official List by the London Stock Exchange.

SCOPE OF BUSINESS

11. The Company agrees with each of the Microsoft Group and the Liberty Group, for so long as it is a Qualifying Group, that the business of the Company and its Controlled Affiliates shall be limited to providing Cable Television, Cable Telephony, Wireless Telephony and any voice, video, internet or data services provided or able to be provided over a broadband cable network and (except as limited below with respect to television programming) all services or matters relevant or complementary thereto, in each case, in the United Kingdom, including television programming in the United Kingdom incidental to the Company's Cable Television business in the United Kingdom together with any business carried on by Flextech plc as at the date of this Agreement together with all matters incidental thereto (collectively, COMPANY BUSINESS), and such other businesses as such Shareholder Group shall approve by written consent. The Company shall not own or acquire an equity interest in any person that engages in a business other than those in which the Company is permitted to engage pursuant to this clause 11.

The Liberty Shareholders, the Microsoft Shareholders and their respective Affiliates shall not use the "Telewest" mark (or any mark confusingly similar to it) within the UK except with the prior written agreement of the Company.

CONTRACTUAL RESTRICTIONS

12. The Company undertakes to the Liberty Group that so long as the Liberty Shareholders own more than 5 per cent. of the Company's issued Ordinary Shares and so long as the contractual restrictions described in Schedule 1 remain in effect, that the Company will not knowingly take or omit to take (and will not permit its Controlled Affiliates to take or omit to take) any action that could cause a breach or violation of the contractual restrictions (as such exist on the date hereof) described in Schedule 1 save that the restriction in paragraph (a) of Schedule 1 shall cease to apply 14 days after the date on which the Flextech Offer is declared unconditional in all respects.

GAIN RECOGNITION CONSENT REQUIREMENTS AND CONVERSION

13.1 The Company covenants to each of the Microsoft Group and the Liberty Group that for so long as (i) they each own or (ii) the Microsoft Group and the Liberty Group in aggregate own at least 7.5 per cent. of the Shares in issue the Company will not and will procure that no member of the Telewest Group will, (i) without the written consent of such Shareholder Group, dispose of assets (including securities of an Affiliate of the Company) in one transaction or a series of related transactions within any 18 month period having a Fair Market Value of (pound)20,000,000 or more if, in the judgement of such Shareholder
Group, the disposition could require it to recognise gain under the Gain Recognition Agreements between it and the US Internal Revenue Service or (ii) in the case of the Microsoft and the Liberty Group dispose of or reorganise any interest in or Control of any member of the Telewest Group intra-group or acquire any equity interest in a Person not Affiliated with the Company immediately prior to such acquisition if the effect of any such disposition, reorganisation or acquisition would be to create an intermediate holding Person within the Telewest Group. The Company shall be entitled to conclusively rely on notice from either of Microsoft or Liberty International (as the case may be) as to any consent given by their respective Shareholder Groups.

13.2 Unless otherwise agreed in writing between Microsoft and Liberty International, in the event that the holders of Limited Voting Shares are entitled to convert any of the same into Ordinary Shares in accordance with the 2000 Articles, each such Group shall only be entitled to convert such proportion of the maximum number of Limited Voting Shares as can be converted at such time as the number of Limited Voting Shares held by their respective Groups bears to the aggregate number of Limited Voting Shares held by both Groups together at the relevant time.

CITY CODE ON TAKEOVERS AND MERGERS

14. If any Shareholder Group takes any action which causes another Shareholder Group or Groups to be under an obligation pursuant to Rule 9 of the City Code on Takeovers and Mergers (the CODE), the Shareholder Group which takes such action shall fulfil all the obligations of such other Shareholder Group or Groups (but not the Company) thereunder and shall pay all consideration and expenses attributable to such Shareholder Group or Groups in connection therewith.

CONFIDENTIALITY

15. Save as required by law or any regulatory authority, each Shareholder shall keep confidential, and shall procure that all members of its Shareholder Group will keep confidential, any confidential information of the Telewest Group which is or has been given to it by or on behalf of the Telewest Group unless the information is already in the public domain other than through the default of the Shareholder or a member of its Shareholder Group in complying with this clause.

JOINT AND SEVERAL LIABILITY FOR CONTROLLED AFFILIATES

16.1 Liberty International shall be jointly and severally liable with its Controlled Affiliates for any and all of the obligations and liabilities of such Controlled Affiliates under this Agreement.

16.2 Microsoft shall procure that promptly upon, and in any event within 5 days of, any of its Affiliates (from time to time) becoming, acquiring or merging with the registered shareholder of any Shares, such Affiliate(s) shall execute a deed of adherence in the form of Schedule 2 and on execution such Affiliates will take the benefit of the rights of a Shareholder (subject to the burden of the obligations of a Shareholder).

16.3 Microsoft shall be jointly and severally liable with its Affiliates for any and all obligations and liabilities of such Affiliates under this Agreement.

TERM

17. This Agreement shall continue whilst any party hereto retains any rights and/or obligations hereunder and shall terminate forthwith (in relation to a party no longer having any rights and/or obligations) upon that ceasing to be the case.

TERMINATION OF 2000 FIRST RELATIONSHIP AGREEMENT

18. As between Liberty, Liberty UK, Liberty UK Holdings and the Company this Agreement supersedes the 1999 First Relationship Agreement and the 2000 First Relationship Agreement (except for the provisions of clauses 15.1 and 15.2 of the 1999 First Relationship Agreement to the extent such clauses govern rights and obligations of the Company and Liberty to each other) and the rights and obligations thereunder of Liberty, Liberty UK, Liberty UK Holdings and the Company against and to one another shall cease upon this Agreement becoming unconditional provided that such rights and obligations accrued thereunder prior to such time (including, without limitation, all rights and claims under clause 15 of that agreement whether or not such a claim has been made or crystallised) shall not be affected. For the avoidance of doubt, the rights and obligations of such parties under the 1999 First Relationship

Agreement and the 2000 First Relationship Agreement against and to MediaOne and the MediaOne Shareholders shall not be affected by this Agreement.

COSTS

19.   Each  party  shall  pay  its  own  costs  relating  to  the   negotiation,
preparation, execution and performance by it of this Agreement and of each document referred to in it.

FURTHER ASSURANCE

20. The parties agree that they shall execute and deliver any other documents and instruments, and take any other actions reasonably requested by another party necessary or appropriate to give effect to this Agreement.

GENERAL

21.1 Whenever in this Agreement action by a Shareholder Group is required or permitted, that action shall be deemed taken if approved by members of that Shareholder Group owning a majority of the total number of Shares (entitled to vote on the action required or permitted to be taken hereunder) owned by all the members of that Shareholder Group.

21.2 A variation of this Agreement is valid only if it is in writing and signed by or on behalf of each party.

21.3 The parties agree that each party would be irreparably damaged if any party failed to perform any obligation under this Agreement, and that such party would not have an adequate remedy at law for money damages in such event. Accordingly, each party hereto will be entitled to specific performance and injunctive and other equitable relief to enforce the performance of this Agreement. This provision is without prejudice to any other rights that such party may have under this Agreement, at law or in equity.

21.4 The failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

21.5 The rights and remedies contained in this Agreement are cumulative and not exclusive of rights or remedies provided by law.

21.6 The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including such provision, in any other jurisdiction.

21.7 Each date, time or period referred to in this Agreement is of the essence. If the parties agree in writing to vary a date, time or period, the varied date, time or period is of the essence.

21.8 Subject to the provisions hereof, this Agreement sets out the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes any prior contract, arrangement, understanding or relationship, oral or written, among the parties relating hereto save for the provisions of a letter agreement amongst certain of the parties dated 16 December 1999 (as amended) other than sections 4(a)(iii), (iv) and (v) of that letter agreement (which are expressly superseded by this Agreement).

ASSIGNMENT

22.1 Subject to clause 22.2, a party may not assign or transfer or purport to assign a right or obligation under this Agreement without having first obtained the written consent of the other parties.

22.2 The benefit of the rights of a Shareholder (subject to the burden of the obligations of a Shareholder) under this Agreement shall be afforded to an assignee or transferee who is or becomes a member of the same Shareholders Group as the assignor or transferor provided that the assignee or transferee duly completes, executes and delivers to the Company a deed of adherence in the form set out in Schedule 2 and for this purpose Microsoft and Liberty International shall each be deemed to be a Shareholder.

NOTICES

23.1 Any notice under this Agreement shall be in writing and signed by or on behalf of the party giving it and may be served by leaving it or sending it by fax, prepaid recorded delivery or registered post (and air mail if overseas) to the address and for the attention of the party receiving it set out in clause
23.2 or as otherwise notified under this Agreement. In the absence of evidence of earlier receipt, any notice so served shall be deemed to have been received:

(a)  if delivered personally, when left at the relevant address;

(b) if sent by first class mail to an address in the United Kingdom, 48 hours after posting it;

(c) if sent by air mail to an address outside the United Kingdom, 72 hours after posting it;

(d)  if sent by fax, on receipt of confirmation of its transmission.

23.2 The current addresses of the parties for the purpose of clause 23.1 are set out below. These may be altered by the parties by notice to the other parties at any time:

Microsoft:                              One Microsoft Way, Redmond WA 98052-6379

                                        For the attention of:  Bob Eshelman
                                        Fax:  001 425 936 7329

Liberty International,                  9197 South Peoria Street
Liberty UK and Liberty UK               Englewood
Holdings:                               Colorado 80112 USA

                                        For the attention of: Charles Tanabe
                                        Fax: 1 720 875 5382
                                        and
                                        For the attention of: Robert Bennett
                                        Fax:  00 1 720 875 5434

Company:                                Genesis Business Park
                                        Albert Drive
                                        Woking
                                        Surrey GU21 5RW

                                        For the attention of:  Victoria Hull
                                        Fax: 01483 295165

GOVERNING LAW AND JURISDICTION

24.1 This Agreement is governed by and shall be construed in accordance with English law.

24.2 The courts of England have exclusive jurisdiction to hear and decide any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement (respectively, PROCEEDINGS and DISPUTES) and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of England.

24.3 Each party irrevocably waives any objection which it might at any time have to the courts of England being nominated as the forum to hear and decide any Proceedings and to settle any Disputes and agrees not to claim that the courts of England are not a convenient or appropriate forum.

24.4 Process by which any Proceedings are begun in England may be served on any party by being delivered in accordance with clause 23 or may be served on the parties without addresses in England (as set out in clause 23.2 above) by being delivered to the agents at the addresses indicated below (or such other agent or address as the party in question may notify to the other parties):

Microsoft:                              Sisec Limited, 21 Holborn Viaduct,
                                        London  EC1A 2DY

                                        For the attention of:  Richard Ufland
                                        Fax: 0207 296 2001

Liberty International, Liberty UK       Grays Inn Secretaries Limited
and Liberty UK Holdings:                5 Chancery Lane
                                        London EC4 1BU

                                        For the attention of Philip Goodwin/
                                        Simon Brown
                                        Fax: 0207 404 0087

Nothing contained in this clause 24.4 affects the right to serve process in another manner permitted by law.

COUNTERPARTS

25. This Agreement may be executed in any number of counterparts each of which when executed and delivered is an original, but all the counterparts together constitute the same document.

                                   SCHEDULE 1

(a) Flextech plc has a right of first refusal with respect to participation in English language programming business in the United Kingdom and Europe under certain circumstances described in the IPO Documents.

(b) In an agreement relating to the establishment of a joint venture between BBC Worldwide and Flextech plc for the establishment and broadcast of television programme services in the United Kingdom, Liberty International has agreed that it will not itself, and that it will procure that no company of which it has voting control will, acquire an interest in excess of 20 per cent. of the issued share capital of a company which owns a commercial broadcast television channel which competes with one or more of the channels to be established under such joint venture.

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

                                   SCHEDULE 2

                                DEED OF ADHERENCE

THIS DEED OF ADHERENCE is made on [         ] 199[ ]

BY[_____ _____ ] of [_____ _____] (the COVENANTOR) in favour of the persons whose names are set out in the schedule to this Deed and is supplemental to the Revised New Relationship Agreement dated [_____ _____] 2000 made by (1) Microsoft Corporation (2) Liberty Media International, Inc., (3) Liberty UK, Inc., (4) Liberty UK Holdings, Inc., and (5) Telewest Communications plc (the RELATIONSHIP AGREEMENT).

THIS DEED WITNESSES as follows:

1. The Covenantor confirms that it has been given and read a copy of the Relationship Agreement and covenants with each person named in the schedule to this Deed to perform and be bound by all the terms of the Relationship Agreement as if the Covenantor were a party to the Relationship Agreement as a Shareholder.

2.    This Deed is governed by English law.

IN WITNESS WHEREOF this Deed has been executed by the Covenantor and is intended to be and is hereby delivered on the date first above written.

                                    SCHEDULE

[Parties to Relationship Agreement including those who have executed earlier deeds of adherence.]


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


                                   SCHEDULE 3

            PROVISIONS PRESERVED FROM THE OLD RELATIONSHIP AGREEMENT

1.    COSTS RELATING TO TELEWEST INTERESTS

The Company undertakes to reimburse Liberty International (for itself and on behalf of TCI and its Affiliates) for all losses, damages, costs, liabilities, deficiencies, claims, suits, proceedings, demands, judgements, assessments, fines, interest, penalties, costs and expenses (including, without limitation, settlement costs and legal, accounting, experts' and other fees, costs and expenses) (but excluding taxes) based upon, arising out of or associated with
(i) the ownership of the Telewest Interests prior to, on or following the Public Offering, (ii) the dissolution and liquidation of the UCs and obligations and liabilities of the UCs arising prior to, upon or subsequent to their dissolution relating to the ownership and operation of the Telewest Interests and (iii) the TCI Investors having been members of the UCs.

2.    TAXATION COSTS RELATING TO TELEWEST INTERESTS

The Company undertakes to reimburse Liberty International (for itself and on behalf of TCI and its Affiliates) for all liabilities for taxes which they incur and which arise in respect of the operation of the businesses carried on by the Telewest Interests prior to or following the Public Offering including (but not limited to) Value Added Tax, income tax levied pursuant to the Pay As You Earn Regulations and income tax levied pursuant to the Income Tax (Sub-Contractors in the Construction Industry) Regulations and excluding (for the avoidance of doubt) any tax liabilities in respect of which Liberty International have agreed to indemnify Old Telewest under the Tax Deed.

3.    LIMITATIONS ON REIMBURSEMENT AND PAYMENT OBLIGATIONS

No reimbursement or payment due pursuant to clause 1, 2 or 4 or arising out of any breach or violation of the Old Relationship Agreement or the Related Agreements shall be made unless the aggregate amount payable by that party on account of all such matters exceeds (pound)10,000, and if such amount is exceeded all payments and reimbursements shall be paid by that party in full.

4.    INDEMNIFICATIONS

(a) The Company undertakes to indemnify and hold harmless Liberty International (for itself and on behalf of TCI and its Affiliates) from and against any costs, damages, liabilities and obligations (including but not limited to attorneys' fees and payment of any settlement or judgment) arising out of any claim, action or proceeding relating to the IPO

      Documents and the Contemplated Transactions, except those matters as to which the Investors specifically made a representation or warranty to Old Telewest or agreed specifically to reimburse Old Telewest. If the indemnification provided in this clause 4(a) is at any time legally or procedurally unavailable to any Person, the Company shall contribute to the amount paid or payable by such Person on account of such claim, action or proceeding an amount equal to the amount the Company otherwise would be required to pay that Person as indemnification under this clause 4(a).

(b) Liberty International and Liberty UK undertake to indemnify and hold harmless the Company from and against any costs, damages, liabilities and obligations (including but not limited to attorneys' fees and payment of any settlement or judgment) arising out of any claim, action or proceeding relating to any portion of the IPO Documents provided by the TCI Investors in writing for use in the IPO Documents. If the indemnification provided in this clause 4(b) is at any time legally or procedurally unavailable to any Person, Liberty International and Liberty UK shall contribute to the amount paid or payable by such Person on account of such claim, action or proceeding an amount equal to the amount Liberty International and Liberty UK otherwise would be required to pay that Person as indemnification under this clause 4(b).

5.    DEFINITIONS

Set out below are the definitions of the defined terms which are only used in this Agreement in Schedule 3 above (which are accurate as at 22 November 1994 being the date of the Old Relationship Agreement):

CONTEMPLATED TRANSACTIONS means the transactions contemplated by the Old Relationship Agreement and the Related Agreements, including the transfer by the TCI Investors of the Telewest Interests to the UCs;

PUBLIC OFFERING means the public offering in 1994 of Ordinary Shares for sale to the public;

RELATED AGREEMENTS means the following agreements entered into on the date of the Old Relationship Agreement (22 November 1994):

(a)   Technology  Licensing Agreements between (i) Old Telewest and Liberty, and
      (ii) Old Telewest and MediaOne Holdings;

(b)   Trademark Licensing Agreements between (i) Old Telewest and MediaOne,  and
      (ii) Old Telewest and TCI;

(c) Secondment Agreements between (i) Old Telewest and TCI, and (ii) Old Telewest and an Affiliate of the MediaOne Investors;

(d)   Tax  Deed  between  Old  Telewest,   Liberty  International  and  MediaOne
      Holdings; and

(e) Registration Rights Agreements between (i) Old Telewest and the TCI Investors and (ii) Old Telewest and the MediaOne Investors;

TAX DEED means deed of indemnity against taxation entered into by Old Telewest, Liberty and MediaOne Holdings dated 22 November 1994;

TCI INVESTORS means Liberty UK and United Artists Cable Television UK Holdings, Inc.;

TELEWEST INTERESTS means the interests owned by the TCI Investors and the MediaOne Investors in the following partnerships, which were engaged in the Cable Television and Cable Telephony businesses in the UK on the date of the Old Relationship Agreement:

(a)   TCI/U S WEST Cable Communications Group;

(b)   Avon Cable Limited Partnership;

(c)   Edinburgh Cable Limited Partnership;

(d)   Estuaries Cable Limited Partnership;

(e)   United Cable (London South) Limited Partnership;

(f)   Tyneside Cable Limited Partnership; and

(g)   Cotswolds Cable Limited Partnership;

UCS means Theseus No. 1 (to whom the TCI Investors contributed their Telewest Interests on 21 November 1994) and Theseus No. 2 (to whom the MediaOne Investors contributed their Telewest Interests on 21 November 1994).

AS  WITNESS  this   Agreement   has  been   executed  by  the  duly   authorised
representatives of the parties the day and year first before written.

SIGNED by JOHN CONNORS              )
for and on behalf of MICROSOFT      )     J. CONNORS
CORPORATION                         )


SIGNED by GRAHAM HOLLIS             )
for and on behalf of                )     G. HOLLIS
LIBERTY MEDIA                       )
INTERNATIONAL, INC.                 )


SIGNED by GRAHAM HOLLIS             )
for and on behalf of                )     G. HOLLIS
LIBERTY UK, INC.                    )


SIGNED by GRAHAM HOLLIS             )
for and on behalf of                )     G. HOLLIS
LIBERTY UK HOLDINGS,                )
INC.                                )


SIGNED by VICTORIA HULL             )
for and on behalf of                )     VICTORIA HULL
TELEWEST COMMUNICATIONS             )
PLC                                 )



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